Exhibit 14

KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 23, 2025, with respect to the financial statements of BNY Mellon International Fund and BNY Mellon Small Cap Multi-Strategy Fund, each a series of the BNY Mellon Funds Trust, as of August 31, 2025, incorporated herein by reference and to the reference to our firm under the headings “Fund Details – Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Proxy Statement.

New York, New York
July 27, 2026